Environmental Health and Safety Committee Charter

Purpose

The Environmental, Health and Safety Committee (“the Committee”) is appointed by the Board of Directors to review Constitution Mining Corp.'s (the "Company") Environmental, Health and Safety Policy and, if appropriate, make recommendations to the Board of Directors with respect thereto. This Committee also has the responsibility for taking any actions it deems necessary to satisfy itself that these policies are being implemented, including reviewing reports to the Board of Directors with respect to Environmental, Health and Safety matters.

Responsibilities of the Environmental, Health and Safety Committee

1)	Establish and oversee the Company’s Environmental, Health and Safety Policy and if appropriate recommend changes to the Board of Directors.
2)	Review and oversee the Environmental, Health and Safety Policy and ensure that the Company and its affiliates are following the policy.
3)	Review reports of Company or its affiliates on matters related to Environmental, Health and Safety.
4)	If necessary, institute special investigations and if appropriate, hire special counsel or experts to assist.
5)	Review and reassess the adequacy of this Charter annually and recommend changes to the Board for approval.

Reports to Board

The Environmental Health and Safety Committee reports to the Board of Directors.

Structure and Organization

The Committee shall consist of no fewer than three members. The Nominating and Corporate Governance Committee shall recommend nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members shall be appointed by the Board of Directors and may be removed by the Board of Directors at any time. The Nominating and Corporate Governance Committee shall recommend to the Board of Directors, and the Board of Directors shall designate, the Chairman of the Committee.

Chair

The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee.  An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting.  Only committee members of the Environmental, Health and Safety Committee are entitled to attend meetings.  The Committee may invite such other persons to the meetings, as it deems necessary.  Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities.  The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors.  The Committee shall make regular reports to the Board of Directors.

Charter Approval

This charter was approved by the Board of Directors on September 16, 2008.